EXHIBIT 12.1
                                        EL PASO NATURAL GAS COMPANY
                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                          (DOLLARS IN MILLIONS)


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
                                                             FOR THE YEAR ENDED DECEMBER 31,
                                                     ----------------------------------------------
                                                      1998      1999      2000      2001      2002
                                                     ------   -------   -------  --------  --------
Earnings
    Pre-tax income (loss) from continuing operations $  150   $  170    $  206   $  155    $ (154)
    Fixed charges                                       136      110       108       97        79
    Capitalized interest                                 (1)       -        (8)      (9)       (6)
                                                     -------- -------  --------  -------   --------
      Total  earnings available for fixed charges    $  285   $  280    $  306   $  243    $  (81)
                                                     ======== =======  ========  =======   ========
Fixed charges
    Interest and debt costs                          $  132   $  106    $  104   $   96    $   78
    Interest component of rent                            4        4         4        1         1
                                                     -------  -------  -------- --------   --------
      Total fixed charges                            $  136   $  110    $  108   $   97    $   79
                                                     =======  =======  ======== ========   ========
Ratio of earnings to fixed charges (1)                 2.10     2.55      2.83     2.51         -
                                                     =======  =======  ======== ========   ========

 (1) Earnings were inadequate to cover fixed charges by $160 million for the year ended
     December 31, 2002.

     For purposes of computing these ratios:

     Earnings means pre-tax income (loss) from continuing operations before fixed charges less capitalized interest.

     Fixed charges means the sum of the following:
      - interest costs, not including interest on rate refunds;
      - amortization of debt costs; and
      - that portion of rental expense which we believe represents an interest factor.

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